UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2015

DISCOVERY GOLD CORPORATION
 (Exact name of Company as specified in its charter)

Nevada	000-54709	27-2616571
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
9605 WEST 49TH AVENUE SUITE 200 Wheatridge, CO 80037 (Address of principal executive offices 303-968-3281 (Company’s Telephone Number)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

On January 13, 2015, Discovery Gold Corporation, a Nevada corporation (the “Company”) entered into a share exchange agreement (“Exchange Agreement”) with SMM Manufacturing, Inc., a California corporation engaged in the development, manufacturing, and sales of active chlorine dioxide based products for commercial and consumer use (“SMM”), and the shareholders of SMM. Pursuant to the Exchange Agreement, the Company will be issuing an aggregate of 1,385,868 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) to the shareholders of SMM in exchange and as consideration for 10,000 shares of common stock of SMM, being all the issued and outstanding shares of SMM (“Transaction”).

Pursuant to the form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, attached as Exhibit A to the Exchange Agreement, each share of Series A Preferred Stock will be convertible into 1,000 shares of common stock of the Company (“Common Stock”), subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. Upon effectiveness of the increase in the authorized shares of Common Stock to an amount to allow the conversion of all the outstanding shares of Series A Preferred Stock to Common Stock, all the outstanding shares of Series A Preferred Stock will be converted into shares of Common Stock. Each share of Series A Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock such share is convertible into at such time. After closing, the Company will have 1,385,868 shares of Series A Preferred Stock issued and outstanding.

The Exchange Agreement contains customary covenants, representations and warranties of the parties, including, among others, (i) a covenant by each of the Company and SMM to conduct their respective businesses in the ordinary course during the interim period between the execution of the Exchange Agreement and the consummation of the Transaction (except that the Company has not paid its recent renewal fee for its gold exploration option in Ghana); (ii) a covenant by SMM to deliver its audited financial statements for the period since its inception and unaudited financial statements for any interim period on or before the 120th day following the execution of the Exchange Agreement; (iii) a covenant by SMM to provide up to $50,000 to the Company to cover the auditor fees and legal fees in connection with its catchup filings with the SEC, subject to the Company’s timely filing of its delinquent reports; (iv) covenants by the Company to issue shares of common stock and/or convertible promissory notes in settlement for certain outstanding debts and liabilities (including amounts owing to Messrs. Stephen Flechner, David Cutler and Darrin Ocasio).

The closing of the Transaction will take place at a date and time as the parties may mutually determine. The closing is subject to a number of conditions, which include among others (i) the parities’ satisfactory completion of their due diligence (ii) the filing by the Company of all the reports and other documents required to be filed with the SEC through the closing date (iii) the resumption of the quotation of the Company’s Common Stock on the OTCQB market (iv) the spinoff of the Company’s subsidiary, Discovery Gold Ghana Limited; (v) the approval by the Board of Directors of the Company of the Exchange Agreement and the issuance of shares of Series A Preferred Stock in connection with the Transaction; and (vi) the delivery by SMM of its audited financial statements for the period since its inception and unaudited financial statements for any interim period on or before the 120th day following the execution of the Exchange Agreement.

Upon closing of the Transaction, the shareholders of SMM will own an aggregate of 1,385,868,000 shares of the Company’s Common Stock, or approximately 85% of the total issued and outstanding shares of Common Stock, upon conversion of 1,385,868 shares of Series A Preferred Stock assuming the authorized shares of Common Stock have been increased to an amount to allow the conversion of all the outstanding shares of Series A Preferred Stock.

On January 21, 2015, the parties entered into an amendment agreement to the Exchange Agreement (“Amendment Agreement”) whereby the parties changed certain use of funds provided by SMM.

The foregoing information is a summary of the Exchange Agreement and the Amendment Agreement, is not complete, and is qualified in its entirety by reference to the full text of the agreements, each of which is attached to this Current Report on Form 8-K as exhibits and is incorporated herein by reference.  Readers should review the Exchange Agreement and the Amendment Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Share Exchange Agreement dated January 13, 2015, by and among the Company, SMM Manufacturing, Inc., and Shareholders of SMM Manufacturing, Inc.

10.2	Amendment No. 1 to the Share Exchange Agreement, dated January 21, 2015, by and among the Company, SMM Manufacturing, Inc., and Shareholders of SMM Manufacturing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY GOLD CORPORATION

Date: January 22, 2015	By: /s/ Stephen E. Flechner
Stephen E. Flechner
Chief Executive Officer